Exhibit (a)(5)(x)

Copies: Kathleen Smith Delach, Esq.; Alfred G. Yates, Esq.;James R. Miller, Esq.; Rodger L. Puz, Esq.; Samuel W. Braver, Esq.; Deborah A. Little, Esq.; Arthur H. Stroyd, Jr., Esq.; Ronald N. Brown, III, Esq.

IN THE COURT OF COMMON PLEAS OF WASHINGTON COUNTY, PENNSYLVANIA

CIVIL DIVISION

DANIEL SCHURR, Individually and on	)
Bealf of All Others Similarly Situated,	)
)
Plaintiff,	)
v.	)	NO.2010 – 2333
	)	(Consolidated with 2010 – 2626)
CNX GAS CORPORATION, PHILIP W.	)
BAXTER, NICHOLAS J. DEIULIIS, RAJ	)
K. GUPTA, J. BRETT HARVEY, JOHN R.	)
PIPSKI, PAUL JEROME RICHEY AND	)
CONSOL ENERGY, INC.,	)

Defendants	)

SAMUEL POLEN, on behalf of himself	)
and all others similarly situated,	)
)
)
Plaintiff,	)
v.	)

CNX GAS CORPORATION, CONSOL	)
ENERGY, INC., PHILIP BAXTER,	)
RAJ K. GUPTA, J. BRETT HARVEY	)
AND JOHN R. PIPSKI,	)
)
Defendants	)

ORDER

AND NOW, this 26th day of April, 2010, upon consideration of three Motions to Stay filed by the Defendants (one by CONSOL Energy, Inc., Philip W. Baxter, Nicholas J. Deluliis, Raj K. Gupta, J. Brett Harvey and Paul Jerome Richey, one by CNS Gas Corporation and one by John R. Pepski) and Plaintiffs’ opposition thereto and after argument thereon, finding that substantially identical lawsuits have been filed in the State of Delaware, Court of Chancery, the Court finds that continuing in both Washington County, Pennsylvania, and Delaware Courts could lead to inconsistent verdicts or different outcomes, which should be avoided, and based on the totality of the circumstances, it is hereby ORDERED, ADJUDGED and DECREED that the Motion to Stay is GRANTED until a final disposition of the cases pending before the Chancery Court of Delaware.

BY THE COURT:

KATHERINE B. EMERY, JUDGE